Hoogendoorn Vellmer

Chartered Accountants

406 – 455 Granville Street, Vancouver, B.C. V6C 1T1

Tel: 604-687-3773 Fax:  604-687-3778

E-mail:  hoogendoornvellmer@telus.net

Exhibit 23.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

Dravco Mining Inc.

1865 Dilworth Drive, Suite 101

Kelowna, British Columbia

Canada, V1Y 9T1

We hereby consent to the use in the Form 10-KSB of our Independent Auditors’ Report dated February 18, 2004 relating to the financial statements of Dravco Mining Inc. at December 31, 2003 which is contained in that Form.  Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We further consent to the reference to ourselves under the caption “Experts”.

Vancouver Canada	“Hoogendoorn Vellmer”
March 30, 2004	Chartered Accountants